Exhibit 3.18

ARTICLES OF ORGANIZATION

of

COMPEX TECHNOLOGIES, LLC

Article I

The name of this Company is Compex Technologies, LLC.

Article II

The registered office of the Company is:  c/o CT Corporation System Inc., 405 Second Avenue South, Minneapolis, Minnesota 55401. The name of the registered agent of the Company is CT Corporation System, Inc.

Article III

The name and address of the organizer of this Company is as follows:

Michael A. Stanchfield

Faegre & Benson LLP

2200 Wells Fargo Center

90 South 7th Street

Minneapolis, MN 55402

The names of the first governors of the Company are:

Kenneth W. Davidson

William W. Burke

Harry L. Zimmerman

Article IV

No member of this Company shall have any cumulative voting rights.

Article V

Except as may be specifically provided in any member control agreement among the members of the Company, no member of this Company shall have any preemptive rights as provided in Section 322B.33 of the Minnesota Statutes.

Article VI

Any action required or permitted to be taken at a meeting of the Board of Governors of this Company not needing approval by the members may be taken by written action signed by the number of governors that would be required to take such action at a meeting of the Board of Governors at which all governors are present.

Article VII

No governor of this Company shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty by such governor as a governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law (a) for any breach of the governor’s duty of loyalty to the Company or its members, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 322B.56 or 80A.23 of the Minnesota Statutes, (d) for any transaction from which the governor derived an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any governor of the Company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.